Exhibit 99.1

PRESS RELEASE

For release:	March 9, 2023

Contact:	Stephen W. Ries

Head of Investor Relations

(610) 668-3270

sries@gbli.com

Global Indemnity Group, LLC Reports Year Ended 2022 Results

Wilmington, Del., (March 9, 2023) – Global Indemnity Group, LLC (NYSE:GBLI) (the “Company”) today reported net loss available to shareholders for the twelve months ended December 31, 2022, of $1.3 million compared to net income available to shareholders of $28.9 million for the corresponding period in 2021. Adjusted operating income, which excludes realized gains and losses, the results of Exited Lines, and the write-off of debt issuance costs on the early retirement of debt, was $19.5 million for the twelve months ended December 31, 2022, compared to $14.6 million for the twelve months ended December 31, 2021.

Selected Operating and Balance Sheet Information

Consolidated Results Including Continuing Lines and Exited Lines

(Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,
	2022	2021
Gross Written Premiums	$727.6	$682.1
Net Written Premiums	$591.3	$580.1
Net Earned Premiums	$602.5	$595.6
Net income (loss) available to shareholders	$(1.3)	$28.9
Net income from Continuing Lines	$4.9	$46.0
Net loss from Exited Lines (1)	$(6.2)	$(17.1)
Net income (loss) available to shareholders per share	$(0.09)	$1.97
Adjusted operating income	$19.5	$14.6
Adjusted operating income per share	$1.30	$0.97
Combined ratio analysis:
Loss ratio	59.6%	64.7%
Expense ratio	39.2%	37.4%

Combined ratio	98.8%	102.1%

(1)	Underwriting loss from Exited Lines, net of tax.

	As of December 31, 2022	As of September 30, 2022	As of June 30, 2022	As of March 31, 2022	As of December 31, 2021
Book value per share (1)	$44.87	$43.76	$43.68	$45.78	$48.44
Book value per share plus cumulative dividends and excluding AOCI	$52.98	$51.61	$50.01	$50.91	$52.00
Shareholders’ equity (2)	$626.2	$643.6	$641.3	$669.7	$706.6
Cash and invested assets (3)	$1,342.6	$1,356.1	$1,326.5	$1,464.6	$1,532.0
Shares Outstanding (in millions)	13.9	14.6	14.6	14.5	14.5

(1)

Net of cumulative Company distributions/dividends to common shareholders totaling $5.00 per share, $4.75 per share, $4.50 per share, $4.25 per share and $4.00 per share as of December 31, 2022, September 30, 2022, June 30, 2022, March 31, 2022 and December 31, 2021, respectively.

(2)	Shareholders’ equity includes $4 million of series A cumulative fixed rate preferred shares.
(3)	Including receivable/(payable) for securities sold/(purchased).

Selected Financial Data and Business Updates for the Twelve Months Ended December 31, 2022:

•

Gross written premiums, net written premiums, and net earned premiums excluding the Exited Lines (“Continuing Lines”), increased 17.3%, 18.7% and 27.2%, respectively. Consolidated gross written premiums, net written premiums, and net earned premiums increased 6.7%, 1.9% and 1.2%, respectively.

•

Underwriting income – For the Continuing Lines business, underwriting income was $16.2 million in 2022 compared to $11.3 million in 2021. Consolidated underwriting income (loss) was $8.3 million in 2022 compared to ($10.4) million in 2021.

•	The combined ratio for Continuing Lines was 97.1% for the twelve months ended December 31, 2022 (Loss Ratio 59.9% and Expense Ratio 37.2%).

•

Lower Catastrophes – Strategy to lower catastrophe exposure resulted in catastrophe losses for Continuing Lines of $11.0 million for the twelve months ended December 31, 2022 compared to $19.4 million in 2021.

•

The Company sold its Farm, Ranch & Stable business to Everett Cash Mutual for $30.0 million. GBLI retained $45.0 million of capital supporting this business as well as the unearned premium reserves of approximately $40.0 million.

•

Investment income – $27.6 million in 2022 ($33.6 million excluding alternative investments) compared to $37.0 million in 2021 ($26.2 million excluding alternative investments). The decrease was primarily due to decreased returns from alternative investments and a smaller investment asset base due to the early retirement of $130 million of subordinated debt in April 2022. This decrease was partially offset by an increase in yield within the fixed maturities portfolio due to the rise in rates.

•	Book yield on the portfolio increased from 2.2% at December 31, 2021 to 3.5% at December 31, 2022.

•	Due to rising interest rates and other macro-economic considerations, the Company exited an alternative investment which primarily invested in bank loans rated B and BB.

•	Duration of the fixed income portfolio at December 31, 2022 was 1.7 years compared to duration of 3.0 years at December 31, 2021, and 4.5 years at June 2021.

•

Realized gains/(losses) – ($32.9) million in 2022 compared to $15.9 million in 2021. Realized losses in 2022 were attributable primarily to the Company shortening duration of its fixed income investment portfolio as well as accelerating future maturities. At current interest rates, GBLI anticipates that it will recover these losses in 2024.

•

The net loss for the twelve months ended December 31, 2022 of $1.3 million was primarily the result of substantially shortening the duration of the Company’s fixed income securities in its investment portfolio, the impact of exiting an alternative investment, and the write off of debt issuance costs related to the redemption of $130 million of subordinated debt in April 2022 offset by the gain realized on the sale of the Farm, Ranch & Stable business.

•

Book value per share – Decrease of $3.57 per share from $48.44 at December 31, 2021 to $44.87 at December 31, 2022 primarily due to rising interest rates, which the Company anticipates will be recovered in 2024 due to the 1.7 year duration of the Company’s fixed income investment portfolio. In addition to realized losses, shareholders’ equity includes $49.5 million of net after-tax unrealized fixed income losses most of which the Company anticipates will be recovered by the end of 2024 given current interest rates.

•	Book value per share including cumulative dividends and excluding accumulated other comprehensive income increased $0.98 per share from $52.00 at December 31, 2021 to $52.98 at December 31, 2022.

•

Book value per share increased $1.11 per share from $43.76 at September 30, 2022 to $44.87 at December 31, 2022 primarily due to the stock repurchase program initiated in the fourth quarter of 2022. Under this program, the Company repurchased 907,082 shares from third parties for an aggregate amount of $21.9 million, or $24.17 per share through December 31, 2022. The Company is authorized to repurchase up to $60 million of its class A common shares.

•

The Company incurred a total of $5.5 million in restructuring charges in the fourth quarter of 2022 and the first quarter of 2023, which the Company anticipates will result in $16.0 million of recurring annual expense savings beginning in 2023.

Global Indemnity Group, LLC’s Business Segment Information Twelve Months Ended December 31, 2022 and 2021

	Twelve Months Ended December 31, 2022
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$559,736	$167,867	$727,603
Net written premiums	$542,393	$48,938	$591,331
Net earned premiums	$519,240	$83,231	$602,471
Other income	947	515	1,462

Total revenues	520,187	83,746	603,933
Losses and Expenses:
Net losses and loss adjustment expenses	310,774	48,454	359,228
Acquisition costs and other underwriting expenses	193,192	43,189	236,381

Income (loss) from segments	$16,221	$(7,897)	$8,324

Combined ratio analysis:
Loss ratio	59.9%	58.2%	59.6%
Expense ratio	37.2%	51.9%	39.2%

Combined ratio	97.1%	110.1%	98.8%

	Twelve Months Ended December 31, 2021
(Dollars in thousands)	Continuing Lines	Exited Lines	Total
Revenues:
Gross written premiums	$477,242	$204,880	$682,122
Net written premiums	$456,795	$123,273	$580,068
Net earned premiums	$408,166	$187,444	$595,610
Other income	933	882	1,815

Total revenues	409,099	188,326	597,425
Losses and Expenses:
Net losses and loss adjustment expenses	250,240	134,724	384,964
Acquisition costs and other underwriting expenses	147,575	75,266	222,841

Income (loss) from segments	$11,284	$(21,664)	$(10,380)

Combined ratio analysis:
Loss ratio	61.3%	71.9%	64.7%
Expense ratio	36.2%	40.2%	37.4%

Combined ratio	97.5%	112.1%	102.1%

Global Indemnity Group, LLC’s Gross Written and Net Written Premiums Results by Segment for the Twelve Months Ended December 31, 2022 and 2021

	Twelve Months Ended December 31,
	Gross Written Premiums			Net Written Premiums
	2022	2021	% Change	2022	2021	% Change
Commercial Specialty	$401,025	$373,552	7.4%	$383,682	$353,105	8.7%
Reinsurance Operations	158,711	103,690	53.1%	158,711	103,690	53.1%

Continuing Lines	559,736	477,242	17.3%	542,393	456,795	18.7%
Exited Lines	167,867	204,880	(18.1%)	48,938	123,273	(60.3%)

Total	$727,603	$682,122	6.7%	$591,331	$580,068	1.9%

Commercial Specialty: Gross written premiums and net written premiums increased 7.4% and 8.7%, respectively, for the twelve months ended December 31, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily driven by increased pricing from both rate and exposure growth.

Reinsurance Operations: Gross written premiums and net written premiums both increased 53.1% for the twelve months ended December 31, 2022 as compared to the same period in 2021. The growth in gross written premiums and net written premiums was primarily due to organic growth of existing casualty treaties.

Exited Lines: Gross written premiums and net written premiums decreased 18.1% and 60.3%, respectively, for the twelve months ended December 31, 2022 as compared to the same period in 2021. The decrease in gross written premiums and net written premiums was primarily due to selling the manufactured home & dwelling and farm businesses as well as exiting lines unrelated to the Company’s continuing businesses.

Global Indemnity Group, LLC’s Combined Ratio for the Twelve Months Ended December 31, 2022 and 2021

For the Continuing Lines business, the combined ratio was 97.1% for the twelve months ended December 31, 2022, (Loss Ratio 59.9% and Expense Ratio 37.2%) as compared to 97.5% (Loss Ratio 61.3% and Expense Ratio 36.2%) for the twelve months ended December 31, 2021. The consolidated combined ratio was 98.8% for the twelve months ended December 31, 2022, (Loss Ratio 59.6% and Expense Ratio 39.2%) as compared to 102.1% (Loss Ratio 64.7% and Expense Ratio 37.4%) for the twelve months ended December 31, 2021.

•

For the Continuing Lines business, the accident year casualty loss ratio improved by 0.3 points to 61.1% in 2022 from 61.4% in 2021. The consolidated accident year casualty loss ratio improved by 0.2 points to 60.6% in 2022 from 60.8% in 2021. The improvement in the Continuing Lines accident year casualty loss ratio is primarily due to a change in the mix of business partially offset by higher claims severity within Commercial Specialty. The improvement in the consolidated accident year casualty loss ratio is primarily due to lower claims severity in the Farm, Ranch & Stable business lines as well as a change in the mix of business partially offset by higher claims severity within Commercial Specialty.

•

For the Continuing Lines business, the accident year property loss ratio improved by 2.2 points to 58.7% in 2022 from 60.9% in 2021. The consolidated accident year property loss ratio improved by 3.9 points to 61.6% in 2022 from 65.5% in 2021. The improvement in the Continuing Lines accident year property loss ratio is primarily due to lower catastrophe claims frequency and severity partially offset by higher non-catastrophe claims severity. The improvement in the consolidated accident year property loss ratio is primarily due to lower catastrophe claims frequency and severity partially offset by higher non-catastrophe claims frequency and severity.

###

Note: Tables Follow

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Twelve Months Ended December 31,
	2022	2021
Gross written premiums	$727,603	$682,122

Net written premiums	$591,331	$580,068

Net earned premiums	$602,471	$595,610
Net investment income	27,627	37,020
Net realized investment gains (losses)	(32,929)	15,887
Other income	31,365	29,751

Total revenues	628,534	678,268
Net losses and loss adjustment expenses	359,228	384,964
Acquisition costs and other underwriting expenses	236,381	222,841
Corporate and other operating expenses	24,421	27,179
Interest expense	3,004	10,481
Loss on extinguishment of debt	3,529	—

Income before income taxes	1,971	32,803
Income tax expense	2,821	3,449

Net income (loss)	(850)	29,354
Less: Preferred stock distributions	440	440

Net income (loss) available to common shareholders	$(1,290)	$28,914

Per share data:
Net income (loss) available to common shareholders
Basic	$(0.09)	$2.00
Diluted (1)	$(0.09)	$1.97
Weighted-average number of shares outstanding
Basic	14,482	14,427
Diluted (1)	14,482	14,664
Cash distributions declared per common share	$1.00	$1.00
Combined ratio analysis: (2)
Loss ratio	59.6%	64.7%
Expense ratio	39.2%	37.4%

Combined ratio	98.8%	102.1%

(1)	For the twelve months ended December 31, 2022, weighted-average shares outstanding – basic was used to calculate diluted earnings per share due to a net loss for the period.
(2)

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net earned premiums. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net earned premiums. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY GROUP, LLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS	December 31, 2022	December 31, 2021
Fixed Maturities:
Available for sale, at fair value (amortized cost: 2022 - $1,301,723 and 2021 - $1,193,746; net of allowance for expected credit losses of: $0 in 2022 and 2021)	$1,248,198	$1,201,866
Equity securities, at fair value	17,520	99,978
Other invested assets	38,176	152,651

Total investments	1,303,894	1,454,495
Cash and cash equivalents	38,846	78,278
Premium receivables, net of allowance for expected credit losses of $3,322 at December 31, 2022 and $2,996 at December 31, 2021	168,743	128,444
Reinsurance receivables, net of allowance for expected credit losses of $8,992 at December 31, 2022 and 2021	85,721	99,864
Funds held by ceding insurers	19,191	27,958
Deferred federal income taxes	46,677	37,329
Deferred acquisition costs	64,894	60,331
Intangible assets	14,810	20,261
Goodwill	4,820	5,398
Prepaid reinsurance premiums	17,421	53,494
Lease right of use assets	11,739	16,051
Other assets	23,597	30,906

Total assets	$1,800,353	$2,012,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$832,404	$759,904
Unearned premiums	269,353	316,566
Ceded balances payable	17,241	35,340
Payable for securities purchased	66	794
Contingent commissions	8,816	7,903
Debt	—	126,430
Lease liabilities	15,701	19,079
Other liabilities	30,543	40,172

Total liabilities	1,174,124	1,306,188

Shareholders’ equity:
Series A cumulative fixed rate preferred shares, $1,000 par value; 100,000,000 shares authorized, shares issued and outstanding: 4,000 and 4,000 shares, respectively, liquidation preference: $1,000 and $1,000 per share, respectively	4,000	4,000
Common shares: no par value; 900,000,000 common shares authorized; class A common shares issued: 10,876,041 and 10,574,589, respectively; class A common shares outstanding: 10,073,660 and 10,557,093, respectively; class B common shares issued and outstanding: 3,793,612 and 3,947,206, respectively	—	—
Additional paid-in capital (1)	451,305	447,406
Accumulated other comprehensive income, net of taxes	(43,058)	6,404
Retained earnings (1)	233,468	249,301
Class A common shares in treasury, at cost: 802,381 and 17,496 shares, respectively	(19,486)	(490)

Total shareholders’ equity	626,229	706,621

Total liabilities and shareholders’ equity	$1,800,353	$2,012,809

(1)	Since the Company’s initial public offering in 2003, the Company has returned $583 million to shareholders, including $510 million in share repurchases and $73 million in dividends/distributions.

GLOBAL INDEMNITY GROUP, LLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	December 31, 2022	December 31, 2021
Fixed maturities	$1,248.2	$1,201.9
Cash and cash equivalents	38.8	78.3

Total bonds and cash and cash equivalents	1,287.0	1,280.2
Equities and other invested assets	55.7	252.6

Total cash and invested assets, gross	1,342.7	1,532.8
Payable for securities purchased	(0.1)	(0.8)

Total cash and invested assets, net	$1,342.6	$1,532.0

	Total Investment Return (1)
	For the Twelve Months Ended December 31,
	2022	2021
Net investment income	$27.6	$37.0

Net realized investment gains (losses)	(32.9)	15.9
Net unrealized investment losses	(61.6)	(34.4)

Net realized and unrealized investment return	(94.5)	(18.5)

Total investment return	$(66.9)	$18.5

Average total cash and invested assets	$1,437.3	$1,490.9

Total investment return %	(4.7%)	1.2%

(1)	Amounts in this table are shown on a pre-tax basis.

GLOBAL INDEMNITY GROUP, LLC

SUMMARY OF ADJUSTED OPERATING INCOME

(Dollars and shares in thousands, except per share data)

	For the Twelve Months Ended December 31,
	2022	2021
Adjusted operating income, net of tax	$19,452	$14,640
Adjustments:
Underwriting loss from Exited Lines	(6,239)	(17,115)

Adjusted operating income (loss) including Exited Lines, net of tax (1)	13,213	(2,475)
Net realized investment gains (losses)	(26,985)	15,399
Net gain from sale of renewal rights	16,451	16,430
Loss on extinguishment of debt	(3,529)	—

Net income (loss)	$(850)	$29,354

Weighted average shares outstanding – basic	14,482	14,427

Weighted average shares outstanding – diluted	14,644	14,664

Adjusted operating income per share – basic (2)	$1.31	$0.98

Adjusted operating income per share – diluted (2)	$1.30	$0.97

(1)

Adjusted operating income (loss) including Exited Lines, net of tax, excludes preferred shareholder distributions of $0.44 million for each of the twelve months ended December 31, 2022 and 2021, respectively.

(2)	The adjusted operating income per share calculation is net of preferred shareholder distributions of $0.44 million for each of the twelve months ended December 31, 2022 and 2021, respectively.

Note Regarding Adjusted Operating Income

Adjusted operating income, a non-GAAP financial measure, is equal to net income (loss) excluding after-tax net realized investment gains (losses) and other unique charges not related to operations. Adjusted operating income is not a substitute for net income (loss) determined in accordance with GAAP, and investors should not place undue reliance on this measure.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI), through its several direct and indirect wholly owned subsidiary insurance companies, provides both admitted and non-admitted specialty property and specialty casualty insurance coverages and individual policyholder coverages in the United States, as well as reinsurance worldwide. Global Indemnity Group, LLC’s Continuing Lines segments are Commercial Specialty and Reinsurance Operations. The Exited Lines segment is comprised of business which the Company has decided it will no longer write.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties including COVID-19. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the Company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1]	Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Security Exchange Act of 1934.